Exhibit 3.3

This form cannot be hand written.

State of Utah DEPARTMENT OF COMMERCE Division of Corporations & Commercial Code Articles of Amendment to Articles of Incorporation (Profit)

Entity Number: 8135534-0142

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: NU-Med Plus, Inc.

2. The date the following amendment(s) was adopted: February 28, 2024

3. If changing the corporation name, the new name of the corporation is:

4. The text of each amendment adopted (include attachment if additional space needed):

See attached - Correction to Preferred Stock classification in header.

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

6. Indicate the manner in which the amendment(s) was adopted (mark only one):

☑ Adopted by Incorporators or Board of Directors – Shareholder action not required.

☐ Adopted by Shareholders – Number of votes cast for amendment was sufficient for approval.

7. Delayed effective date (if not to be effective upon filing) __________________ (MM-DD-YYYY not to exceed 90 days)

Under penalties of perjury, J declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge arid belief, true, correct and complete.

By:	/s/ Keith L. Merrell

Title:	Chief Financial Officer

Date:	04/25/2024

Under GRAMA {63G-2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html   Division's Website: www.corporations.utah.gov

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CERTIFICATE OF DESIGNATION OF

SERIES A PREFERRED STOCK

SETTING FORTH THE POWERS,

PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND

RESTRICTIONS OF SUCH SERIES OF PREFERRED STOCK

Pursuant to Section 16-10(a)-821 of the Utah Revised Business Corporation Act, which provides that a written consent setting forth the actions taken and signed by all directors shall have the same effect as a unanimous vote taken at a meeting of the directors, Nu-Med Plus, Inc. a Utah corporation (the “Corporation”) DOES HEREBY CERTIFY:

The Articles of Incorporation of the Corporation as filed with the Division of Corporations of Utah on October 10, 2012 (the “Articles”) confers upon the Board of Directors of the Corporation (the “Board of Directors”) the authority to provide for the issuance of shares of preferred stock in series and to establish the number of shares to be included in each such series and to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof.

On February 28, 2024, the Board of Directors duly adopted a resolution creating a series of preferred stock having the designation and number of shares and the powers, preferences and rights of the shares of such series, and the qualification, limitations and restrictions thereof as set forth below:

Section 1. Designation and Number. Of such 10,000,000 shares of Preferred Stock. $0,001 par value per share, authorized, 9,000,000 shares are designated as “Series A Preferred Stock (the “Series A Preferred Stock").

Section 2. Dividends. The holders of the Series A Preferred Stock shall not be entitled to receive dividends on the Series A Preferred Stock or to participate in dividends paid on the Corporation's Common Stock.

Section 3, Liquidation Preference. The holders of the Series A Preferred Stock shall not be entitled to any liquidation preference.

Section 4. Voting. The holders of the Series A Preferred Stock will have the shareholder voting rights as described in this Section 4, Articles, or as required by law. For so long as any shares of the Series A Preferred Stock remain issued and outstanding, the holders thereof shall have the right to vote in an amount equal to 20 votes per share of Series A Preferred Stock. Except as otherwise required by law, in respect of all matters concerning the voting of shares of capital stock of the Corporation, the Common Stock (and any other class or series of capital stock of the Corporation entitled to vote generally with the Common Stock) and the Series A Preferred Stock shall vote as a single class and such voting rights shall be identical in all respects.

Section 5, Conversion Rights. The holders of the shares of Series A Preferred Stock shall have the right to convert each share into, or exchange each share for, 20 shares of Common Stock of the Corporation. The conversion rate of Series A Preferred Stock and Common Stock resulting from the conversion of Series A Preferred Stock shall be exempt from reduction should the Corporation enact a reverse stock split at some future date, whether before or subsequent to the conversion of such Series A Preferred Stock.

Section 6. Redemption Rights. The shares of the Series A Preferred Stock shall not be subject to redemption

Section 7. Notices. Any notice required hereby to be given to the holders of shares of the Series A Preferred Stock shall be deemed received on the fourth Business Day after being deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation. A “Business Day” shall be defined as any day other than a Saturday, Sunday or Federal holiday.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed on its behalf by its undersigned Board of Directors as of February 28, 2024.

/s/ William H. Hayde
William H. Hayde
Chairman of the Board

/s/ Keith L. Merrell
Keith L. Merrell
Director

/s/ Jeffrey L. Robins
Jeffrey L. Robins
Director